                                                                     EXHIBIT 8.1
                     [Weil, Gotshal & Manges LLP Letterhead]



                                November 13, 1998


Home Interiors & Gifts, Inc.
4550 Spring Valley Road
Dallas, Texas 75244-3705

Ladies and Gentlemen:

         We have acted as counsel to Home Interiors & Gifts, Inc., a Texas corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement (Registration No. 333-62021) on Form S-4 originally filed on August 21, 1998, as amended to the date hereof (together with the exhibits thereto, the "Registration Statement"), relating to the registration by the Company of its 10 1/8% Senior Subordinated Senior Notes due 2008.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the Prospectus which is a part thereof (the "Prospectus"), and such corporate records, agreements, documents and other instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the correctness of all representations made therein. (The terms of the Documents are incorporated herein by reference.) We have further assumed that the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

November 13, 1998
Page 2

         Based on the foregoing and, subject to the next succeeding paragraph and to the extent relating to legal conclusions and matters of law, the discussion appearing under the caption "Certain Federal Income Tax Considerations" in the Registration Statement is the opinion of Weil, Gotshal & Manges LLP as to the material United States federal income tax consequences of the Exchange Offer.

         The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at the time with retroactive effect. No opinion is expressed on any matters other than those specifically covered by the foregoing opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference in this firm under the caption "Legal Matters" and "Certain Federal Income Tax Considerations" in the Prospectus forming part of the Registration Statement.

                                           Very truly yours,


                                           /s/ WEIL, GOTSHAL & MANGES LLP


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